Exhibit 99.1

TowerJazz Voluntarily Early Redeems Its
US Convertible Notes Originally Due December 2011

As a result of this redemption, Jazz Technologies and Jazz Semiconductor do not have any notes due before 2015

MIGDAL HAEMEK, ISRAEL, and NEWPORT BEACH, CALIFORNIA - October 10, 2011 -TowerJazz, the global specialty foundry leader, today announced that Jazz Technologies Inc. completed a voluntary transaction to early redeem the entire remaining $35,091,000 principal amount of its outstanding 8.00% notes originally due December 31, 2011. If not redeemed, the notes were convertible into Tower Semiconductor's shares (ticker: TSEM).

The company financed the early redemption through available cash on hand, which enabled to save over $600,000 of interest. Upon completion of this redemption, (i) none of the 8.00% notes due December 31, 2011 remains outstanding and (ii) Jazz Technologies Inc., the parent company of Jazz Semiconductor, and Jazz Semiconductor, do not have any notes due before 2015.

About TowerJazz
Tower Semiconductor  Ltd. (NASDAQ: TSEM, TASE: TSEM), the global specialty foundry leader, its fully owned U.S. subsidiary Jazz Semiconductor Ltd., and its fully owned Japanese subsidiary TowerJazz Japan, LTD, operate collectively under the brand name TowerJazz, manufacturing integrated circuits  with geometries ranging  from  1.0  to  0.13-micron. TowerJazz provides industry leading design enablement tools to allow complex designs to be achieved quickly and more accurately and offers a broad range of customizable process technologies including SiGe, BiCMOS, Mixed-Signal and RFCMOS, CMOS Image Sensor, Power Management (BCD), and Non-Volatile Memory (NVM) as well as MEMS capabilities. To provide multi-fab sourcing, TowerJazz maintains two manufacturing facilities in Israel, one in the U.S., and one in Japan with additional capacity available in China through manufacturing partnerships. For more information, please visit www.towerjazz.com.

Contacts
TowerJazz Investor Relations
Noit Levi, +972 4 604 7066
Noit.levi@towerazz.com CCG Investor Relations
Ehud Helft / Kenny Green, (646) 201 9246
towersemi@ccgisrael.com